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                                                                     Exhibit 5.1


                      [Stilwell Financial Inc. Letterhead]




                               September 18, 2001


Stilwell Financial Inc.
920 Main Street, 21/st/ Floor
Kansas City, Missouri 64105

                             Stilwell Financial Inc.
                             -----------------------

Ladies and Gentlemen:

          I am Vice President - Legal and Corporate Secretary of Stilwell Financial Inc., a Delaware company (the "Company"). This opinion is furnished to you in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering from time to time of the Company's shares of common stock, $0.01 par value per share (the "Common Stock"), shares of preferred stock (the "Preferred Stock") and debt securities, with an aggregate issue price of up to $800,000,000.

          In my capacity as Vice President - Legal and Corporate Secretary of the Company, I have examined and relied upon the information set forth in the Registration Statement; the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons; and such other documents, agreements and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

          My opinion set forth below is limited to the laws of the State of Missouri and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law.

          Based upon and subject to the foregoing, I am of the opinion that:

          (i) The shares of Common Stock, when the terms of issuance and sale thereof have been duly approved by the Company in conformity with the Company's certificate of incorporation and when issued, delivered to and paid for by the purchasers thereof, will be duly authorized, validly issued, fully paid and non-assessable.

          (ii) The shares of Preferred Stock, when the final terms thereof have been duly established and approved and certificates representing such shares of Preferred Stock have been
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duly executed by the Company, and when such certificates have been delivered to and paid for by the purchasers thereof, and when all corporate action necessary for issuance of the Preferred Stock has been taken, including the adoption of a certificate of designations relating thereto, will be duly authorized, validly issued, fully paid and non-assessable.

          I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of my name therein and in the related prospectus under the caption "Legal Matters."


                                                       Very truly yours,

                                                       /s/ Gwen E. Royle
                                                       -----------------
                                                       Gwen E. Royle